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                                                                     EXHIBIT 8.1

                              W.S. WALKER & COMPANY
                                ATTORNEYS-AT-LAW

                          P.O. Box 265GT, Walker House,
                          Grand Cayman, Cayman Islands
                     Tel: (345) 949-0100 Fax: (345) 949-7886
                             Email: walker@candw.ky


TRANSOCEAN OFFSHORE (TEXAS) INC.
(A TEXAS CORPORATION)
TRANSOCEAN OFFSHORE INC.
(A DELAWARE CORPORATION)
4 GREENWAY PLAZA
HOUSTON, TEXAS 77046
UNITED STATES OF AMERICA

                                                                    8 April 1999

Gentlemen,

TAX CONSEQUENCES RELATED TO REORGANISATION INTO TRANSOCEAN OFFSHORE INC., A CAYMAN ISLANDS EXEMPTED COMPANY

We have acted as special Cayman Islands counsel to Transocean Offshore Inc., a Delaware corporation ("TRANSOCEAN-DELAWARE"), and its wholly owned Texas subsidiary, Transocean Offshore (Texas) Inc., ("TRANSOCEAN-TEXAS"), in connection with a proposed reorganization pursuant to which Transocean-Delaware will merge into Transocean-Texas, with Transocean-Texas surviving and changing its name to Transocean Offshore Inc. Promptly after the merger, Transocean-Texas will convert into and continue as a Cayman Islands exempted company ("TRANSOCEAN-CAYMAN") pursuant to a conversion and continuation procedure under Texas and Cayman Islands law (the merger, conversion and continuation, collectively, the "REORGANIZATION"). The Reorganization is to be effected pursuant to the terms and provisions of that certain Agreement and Plan of Merger and Conversion dated March 12, 1999 between Transocean-Delaware and Transocean-Texas (the "REORGANIZATION AGREEMENT") which is described in the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") and filed as part of that certain Registration Statement on Form S-4 filed by Transocean-Texas with the United States Securities and Exchange Commission (the "SEC") on April 8, 1999 (the "REGISTRATION STATEMENT").

Pursuant to the Reorganization Agreement and as described in the Proxy Statement/Prospectus, each share of common stock, par value US$.01 per share, of Transocean-Delaware (the "TRANSOCEAN-DELAWARE SHARES") will become an ordinary share of a par or nominal value of US$.01 per share of Transocean-Cayman (the "TRANSOCEAN-CAYMAN SHARES") upon completion of the Reorganization. In addition, Transocean-Delaware's Stock Option Plans (as defined in the Reorganization Agreement) will be amended to provide (i) that Transocean-Cayman Shares will be issued upon exercise of any options issued under the Stock Option Plans and (ii) for the other appropriate substitution of Transocean-Cayman for Transocean-Delaware in the Stock Option Plans.



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We have been asked to provide this legal opinion to you in connection with the filing of the Registration Statement by Transocean-Texas and any additional registration statements filed by Transocean-Texas pursuant to Rule 462(b) under the Securities Act of 1933, as amended ("462(b) REGISTRATION STATEMENTS"), relating to Transocean-Cayman Shares to be issued pursuant to the Reorganization Agreement.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

We are of the opinion that under the laws of the Cayman Islands:

1. At the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands corporation or its shareholders.

2. In addition, after the Reorganization, Transocean-Cayman will apply for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under the Tax Concessions Law (1995 Revision) that generally provides that no new Cayman Islands taxes will be applied to Transocean-Cayman for 20 years from the date of the undertaking. Transocean-Cayman should expect this undertaking to provide that, for that 20-year period:

         (a) no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Transocean-Cayman or its operations; and

         (b) no withholding or other tax to be levied on profits, income, gains or appreciations or any estate duty or inheritance tax shall be payable by Transocean-Cayman or its shareholders. Therefore, there will be no Cayman Islands tax consequences with respect to the Reorganization or with respect to ownership by shareholders of or subsequent distributions in respect of the Transocean-Cayman shares.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Transocean-Cayman and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any related 462(b) Registration Statement. We also consent to the reference to our firm under the headings "Material Tax Consequences-Cayman Islands Tax Consequences," "Legal Matters" and "Comparison of Rights of the Shareholders" in the Proxy Statement/Prospectus. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.


                                                       Yours faithfully,



                                                       W. S. WALKER & COMPANY



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